EXHIBIT 10.6

REAL ESTATE LEASE

This Lease Agreement (this "Lease") is made effective as of November 1, 1999, by and between East Washington Partnership ("Landlord"), and Ideal Accents, Inc. ("Tenant"). The parties agree as follows:

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant the land, building and building improvements (the "Premises") located at 10200 West Eight Mile Road, Ferndale, Michigan 48220.

PARKING. Tenant shall be entitled to use all existing parking space(s) for the parking of the Tenant's customers'/guests' motor vehicle(s).

STORAGE. Tenant shall be entitled to store items of personal property in and about the Premises during the terms of this Lease. Landlord shall not be liable for loss of, or damage to, such stored items.

TERM. The tease term will begin on November 1. 1999 and will terminate on October 31, 2014.

HOLDOVER. If Tenant maintains possession of the Premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord a lease payment for the Holdover Period based on the terms of the following Lease Payments paragraph. Such holdover shall constitute a month to month extension of this Lease.

LEASE PAYMENTS. Tenant shall pay to Landlord a total annual lease payment of $90,300.00, payable in advance, in installments of $7,525.00 per month on the first day of each month. Lease payments shall be made to the Landlord at P. 0. Box 1385, Waukesha, Wisconsin 53187-1385, as may be changed front time to time by Landlord.

LATE PAYMENTS. Tenant shall pay a late charge equal to $250.00 for each payment that is not paid within ten (10) day(s) after the due date for such late payment.

NON-SUFFICIENT FUNDS. Tenant shall be charged $35.00 for each check that is returned to Landlord for lack of sufficient funds.

POSSESSION. Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. At the end of the lease term, Tenant shall be permitted to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

MAINTENANCE. Tenant's obligation for maintenance shall include:

            - the roof, outside walls, and other structural parts of the building
            - the parking lot, driveways. and sidewalks including snow and ice removal
            - the sewer, water pipes, and other matters related to plumbing
            - the electrical wiring
            - the air conditioning system
            - the heating system
            - all other items of maintenance not specifically delegated to Landlord under this Lease.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld). Landlord shall have the right to enter the Premises to make inspections, provide necessary services. or show the unit to prospective buyers, mortgagees, tenants or workers. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent.

UTILITIES AND SERVICE& Tenant shall be responsible for the following utilities and services in connection with the Premises:

            - electricity
            - water and sewer
            - gas
            - heating
            - garbage and trash disposal
            - janitorial services
            - telephone service
            - any other services and/ or utilities required for the conduct of Tenant's business

Tenant acknowledges that Landlord has fully explained to Tenant the utility rates, charges and services for which Tenant will be required to pay (if any), other than those to be paid directly to the utility company furnishing the service.

PROPERTY INSURANCE. Tenant shall maintain casualty insurance on the Premises in an amount equal to 100.00% of the full replacement value. Landlord shall be named as an insured in such policies. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force~ Landlord shall have the right to require that the Landlord receive notice of any termination of such insurance policies. Tenant shall also maintain any other Insurance which Landlord may reasonably require for the protection of Landlord's interest in the Premises.

LIABILITY INSURANCE. Tenant shall maintain liability insurance in total aggregate sum of at least $2,000,000.00. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force. Landlord shall have the right to require that the Landlord receive notice of any termination of such insurance policies.

INDEMNITY REGARDING USE OF PREMISES. Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's use of the Premises.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, inflammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

TAXES. Taxes attributable to the Premises or the use of the Premises shall be allocated as follows:

Real Estate Taxes - Tenant shall pay all real estate taxes and assessments for the Premises.

Personal Taxes - Tenant shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises.

DESTRUCTION OR CONDEMNATION OF PREMISES. If the Premises are partially destroyed in a manner that prevents the conducting of Tenant's use of the Premises in a normal manner, and if the damage is reasonably repairable within sixty days after the occurrence of the destruction, and if the cost of repair is less than $20,000.00, Landlord shall repair the Premises and lease payments shall abate during the period of the repair. However, if the damage is not repairable within. sixty days, or if the cost of repair is $20,000.00 or more, or if Landlord is prevented from repairing the damage by forces beyond Landlord's control, or if the property is condemned, this Lease shall terminate upon twenty days written notice of such event or condition. by either party.

MECHANICS LIENS. Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other lend of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. However, Tenant agrees to give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens wilt not be valid.

DEFAULTS. Tenant shall be in default of this Lease. if Tenant falls to follow any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant falls to cure any financial obligation within twenty one day(s) (or any other obligation within thirty day(s)) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice, and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's annual obligations under this Lease. Tenant shall pay all costs, damages, and expenses suffered by Landlord by reason of Tenant's defaults.

ARBITRATION. Any controversy or claim relating to this contract, including the construction or application of this contract, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises without the prior written consent of Landlord, which shall not be unreasonably withheld.

NOTICE.  Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mall, postage prepaid. addressed as follows:

LANDLORD:

East Washington Partnership
W229 N2573 Duplainville Road
P. O. Box 1335
Waukesha, Wisconsin 53187-1385

TENANT:

Ideal Accents. Inc.
10200 West Eight Mile Road
Ferndale, Michigan 48220

Such addresses may be changed from time to time by either party by providing notice as set forth above.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision, of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable; than such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER.  The failure of either party to enforce any provisions of this Lease shall not be construed as a. waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the state of Michigan.

SUBORDINATION OF LEASE This Lease is subordinate to any mortgage that now exists, or may be given later by Landlord, with respect to the Premises.

ADDITIONAL PROVISIONS It is the intent this Lease be a Net/Net/Net Lease as commonly understood.

The rent schedule for the Premises is as follows:

November 1, 1999 to October 31, 2002 @ $7,525.00 per month
November 1, 2002 to October 31, 2005 @ $8,100.00 per month
November 1, 2005 to October 31, 2008 @ $8,725.00 per month
November 1, 2008 to October 31, 2011 @ $9,400.00 per month
November 1, 2011 to October 31, 2014 @~$l0,125.00 per month.

Tenant is granted option to purchase Premises at any tine after August 1, 2000 based on the following net purchase price schedule:

August 1, 2000 to October 31. 2002 @ $835,000.00
November 1, 2002 to October 31, 2005 @ $925,000.00
November 1, 2005 to October 31, 2003 @ $1,025,000.00
November 1, 2005 to October 31, 2011 @$1,135,000.00
November 1, 2Q11 to October 31, 2014 @ $l,260.000.00.

Tenant further understands that Tenant will be responsible for any loan pre-payment penalty imposed by the Landlord's bank.

LANDLORD:

East Washington Partnership

/s/ John W. Theisen
John W. Theisen
General Partner

TENANT:

Ideal Accents, Inc.

/s/ Joseph O'Connor
Joseph O'Connor
President